EXHIBIT 23(A)



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-110125 of TXU Corp. on Form S-3 of our report dated February 14, 2003, except for Note 2 and Note 19, as to which the date is September 22, 2003 (which includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards Nos. 142 and 145 as described in Note 2 of the Notes to the Financial Statements and the discontinuance of European operations as described in Note 3 of the Notes to the Financial Statements), appearing in the Current Report on Form 8-K of TXU Corp. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Dallas, Texas
December 12, 2003